Exhibit 16



January 22, 2003


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20548

Ladies and Gentlemen:

         We were previously the principal accountants for A Novo Broadband, Inc. (the "Company") and, under the date of November 8, 2001, we reported on the consolidated financial statements of the Company as of and for the years ended September 30, 2001 and 2000. On January 17, 2003, we resigned. We have read the Company's statements included under Item 4 of its Form 8-K dated January 22, 2003, and we agree with such statements.


GBQ Partners, LLC